Exhibit 99.1

Galectin Therapeutics Reports March 31, 2026 Financial Results and Provides Business Update

NORCROSS, Ga., May 15, 2026 (GLOBE NEWSWIRE) – Galectin Therapeutics, Inc. (NASDAQ: GALT), the leading developer of therapeutics that target galectin proteins, today reported financial results and provided a business update for the three months ended March 31, 2026.

“We continue to make meaningful progress advancing the belapectin program and further analyzing the NAVIGATE dataset in patients with MASH cirrhosis and portal hypertension. The additional analyses, including biomarker data, continue to support the potential of belapectin to impact disease progression in this high-risk population. We are looking forward to our upcoming data presentations at EASL later this month and our in-person Type-C meeting with FDA this quarter.  Additionally, we remain focused on engaging with potential partners and leading experts to help determine the optimal path forward.  This is an extremely exciting and consequential time in the Company’s history, and we will share updates as soon as possible.” said Joel Lewis, Chief Executive Officer and President of Galectin Therapeutics.

Belapectin Program Highlights
Belapectin is a complex carbohydrate drug that targets galectin-3, a critical protein in the pathogenesis of MASH and fibrosis.

MASH Cirrhosis

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NAVIGATE Phase 2b/3 trial (NCT04365868) is a global, randomized, double-blind, placebo-controlled study evaluating the efficacy and safety of belapectin intravenously either belapectin 2 mg/kg of lean body mass (LBM) (n=119), 4 mg/kg/LBM (n=118) or placebo (n=118) every other week for 18 months for the prevention of esophageal varices in MASH cirrhosis.

•	Additional analyses from the NAVIGATE trial, including biomarker data, continue to support the potential of belapectin to impact disease progression in this high-risk population.
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Statistically significant reductions in liver stiffness measurements (LSM), assessed by FibroScan®, were observed in the belapectin 2 mg/kg treatment arm at Weeks 26, 52 and 78, based on Mixed Model for Repeated Measures (MMRM) analyses of all clean and verified data collected throughout the study.

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Treatment with belapectin was associated with a reduction in the proportion of patients experiencing clinically meaningful worsening in liver stiffness compared to placebo, including fewer patients with >30% increases from baseline (11.7% vs. 23.9%; p=0.03) and fewer patients with combined increases of >10 kPa and >30% over the 18-month treatment period.

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These thresholds are clinically meaningful and associated with increased risk of liver-related complications, and the findings are consistent with a reduction in fibrosis progression, with placebo-treated patients continuing to demonstrate expected disease worsening over time.

Q1 2026 Corporate Highlights

•	Announced the appointment of Dr. Henry Brem to its Board of Directors in January 2026, further strengthening governance and strategic oversight.

•	Hosted a virtual key opinion leader (KOL) event in March 2026 focused on MASH cirrhosis and the clinical development of belapectin.

Upcoming Catalysts

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Additional biomarker analyses from the NAVIGATE trial, including evaluation of belapectin’s impact on liver stiffness and fibrogenesis, will be presented in oral and poster presentations at the European Association for the Study of the Liver Congress in Barcelona, Spain:

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Oral presentation by Mazen Noureddin: “Belapectin reduces varices development in high-risk MASH cirrhosis by modulating fibrogenesis balance as reflected by Pro-C3/CTX-III ratio” (Abstract REG26-611; Saturday, May 30, 2026, 10:15 AM–11:30 AM CET).

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Poster presentation by Naim Alkhouri: “Risk reduction in clinically significant portal hypertension with belapectin in advanced MASH cirrhosis: results from the NAVIGATE trial” (Abstract REG26-612; Thursday, May 28, 2026, 8:30 AM–5:00 PM CET).

•	Upcoming FDA meeting to align on next steps for advancing the belapectin program and informing future clinical development plans in 2Q 2026.

Q1 2026 Financial Highlights

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As of March 31, 2026, the Company had $14.1 million of cash and cash equivalents.  Additionally, the Company has $10 million remaining available under a line of credit provided by its chairman of the board to fund operations.  The Company believes it has sufficient cash to fund currently planned operations and research and development activities through May 2027.

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Research and development expenses for the quarter ended March 31, 2026 were $2.2 million compared with $6.5 million for the same period in 2025. The decrease was primarily due to timing of incurrence of expenditures related to our NAVIGATE clinical trial.

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General and administrative expenses for the quarter ended March 31, 2026 were $1.8 million, compared to $1.4 million for the quarter ended March 31, 2025.  The increase was primarily due to an increase in non-cash, stock-based compensation expense.

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For the quarter ended quarter ended March 31, 2026, the Company reported a net loss applicable to common stockholders of $5.1 million, or ($0.08) per share, compared to a net loss applicable to common stockholders of $9.6 million, or ($0.15) per share for the quarter ended March 31, 2025.

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These results are included in the Company's Quarterly Report on Form 10-Q as of and for the period ended March 31, 2026, which has been filed with the U.S. Securities and Exchange Commission and is available at www.sec.gov.

About Galectin Therapeutics
Galectin Therapeutics is dedicated to developing novel therapies to improve the lives of patients with chronic liver disease and cancer. Galectin’s lead drug belapectin is a carbohydrate-based drug that inhibits the galectin-3 protein, which is directly involved in multiple inflammatory, fibrotic, and malignant diseases, for which it has Fast Track designation by the U.S. Food and Drug Administration. The lead development program is in metabolic dysfunction-associated steatohepatitis (MASH, formerly known as nonalcoholic steatohepatitis, or NASH) with cirrhosis, the most advanced form of MASH-related fibrosis. Liver cirrhosis is one of the most pressing medical need and a significant drug development opportunity. Additional development programs are in treatment of combination immunotherapy for advanced head and neck cancers and other malignancies. Advancement of these additional clinical programs is largely dependent on finding a suitable partner. Galectin seeks to leverage extensive scientific and development expertise as well as established relationships with external sources to achieve cost-effective and efficient development. Additional information is available at www.galectintherapeutics.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and use words such as “may,” “estimate,” “could,” “expect”, “look forward”, “believe”, “hope” and others. They are based on management’s current expectations and are subject to factors and uncertainties that could cause actual results to differ materially from those described in the statements. These statements include those regarding the hope that Galectin’s development program for belapectin will lead to the first therapy for the treatment of MASH, formerly known as NASH, with cirrhosis and those regarding the hope that our lead compounds will be successful in cancer immunotherapy and in other therapeutic indications. Factors that could cause actual performance to differ materially from those discussed in the forward-looking statements include, among others, full analysis of the NAVIGATE trial data may not produce positive data; Galectin may not be successful in developing effective treatments and/or obtaining the requisite approvals for the use of belapectin or any of its other drugs in development; the Company may not be successful in scaling up manufacturing and meeting requirements related to chemistry, manufacturing and control matters; the Company’s current clinical trial and any future clinical studies may not produce positive results in a timely fashion, if at all, and could require larger and longer trials, which would be time consuming and costly; plans regarding development, approval and marketing of any of Galectin’s drugs are subject to change at any time based on the changing needs of the Company as determined by management and regulatory agencies; regardless of the results of any of its development programs, Galectin may be unsuccessful in developing partnerships with other companies or raising additional capital that would allow it to further develop and/or fund any studies or trials. Galectin has incurred operating losses since inception, and its ability to successfully develop and market drugs may be impacted by its ability to manage costs and finance continuing operations. For a discussion of additional factors impacting Galectin’s business, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and subsequent filings with the SEC. You should not place undue reliance on forward-looking statements. Although subsequent events may cause its views to change, management disclaims any obligation to update forward-looking statements.

Company Contact:

Jack Callicutt, Chief Financial Officer
(678) 620-3186
ir@galectintherapeutics.com

Investors Relations Contacts:
Kevin Gardner
kgardner@lifesciadvisors.com

Galectin Therapeutics and its associated logo is a registered trademark of Galectin Therapeutics Inc. Belapectin is the USAN assigned name for Galectin Therapeutics’ galectin-3 inhibitor belapectin.

Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	2026	2025

Operating expenses:

Research and development	$2,231	$6,485
General and administrative	1,846	1,412
Total operating expenses	4,077	7,897
Total operating loss	(4,077)	(7,897)
Other income (expense):
Interest income	36	35
Interest expense	(1,988)	(1,744)
Change in fair value of derivatives	983	(25)
Total other income	(969)	(1,734)

Net loss	$(5,046)	$(9,631)
Preferred stock dividends	(21)	26

Net loss applicable to common stock	$(5,067)	$(9,605)
Basic and diluted net loss per share	$(0.08)	$(0.15)
Shares used in computing basic and diluted net loss per share	65,782	63,204

Condensed Consolidated Balance Sheet Data

	March 31, 2026	December 31, 2025
	(in thousands)
Cash and cash equivalents	$14,111	$17,720
Total assets	15,759	19,532
Total current liabilities	7,307	8,030
Total liabilities	145,996	145,727
Total redeemable, convertible preferred stock	1,723	1,723
Total stockholders’ deficit	$(131,960)	$(127,918)

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